Exhibit 99.1

THE HOME DEPOT DECLARES FOURTH QUARTER DIVIDEND OF 22.5 CENTS; NAMES ALBERT P. CAREY TO ITS BOARD OF DIRECTORS

ATLANTA, February 28, 2008 — The Home Depot®, the world’s largest home improvement retailer, today announced that its board of directors declared a fourth quarter cash dividend of 22.5 cents per share. The dividend is payable on March 27 to shareholders of record on the close of business on March 13. This is the 84th consecutive quarter the Company has paid a cash dividend.

New Board Member

The Home Depot today announced the appointment of Albert (Al) P. Carey, 56, to the Company’s board of directors. Mr. Carey will be a member of both the Audit and Infrastructure Committees.

Mr. Carey is the President and Chief Executive Officer of PepsiCo’s Frito-Lay North America division, a $12 billion snack and convenient foods business. Prior to this, Mr. Carey was President of PepsiCo Sales, responsible for PepsiCo’s sales and customer management for retail, foodservice and fountain businesses. A 27-year veteran of PepsiCo, he has held other leadership positions within the organization including Chief Operating Officer for PepsiCo Beverages & Foods, Chief Operating Officer for Frito-Lay North America and Senior Vice President of Sales for Pepsi-Cola North America. Mr. Carey started his career at Procter & Gamble, where he worked for seven years prior to joining PepsiCo. He is also a member of the board of trustees at the University of Maryland.

“I am pleased to welcome Al to our board of directors,” said Frank Blake, chairman & CEO. “He has a clear track record of success that will benefit our Company and be an asset to our board.”

With today’s announcement, The Home Depot’s board currently consists of 15 members, with 14 of them being outside directors.

The Home Depot® is the world’s largest home improvement specialty retailer, with 2,243 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces, Mexico and China. In fiscal 2007, The Home Depot had sales of $77.3 billion and earnings from continuing operations of $4.2 billion. The Company employs approximately 350,000 associates. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index. HDE

For more information, contact:

Financial Community	News Media
Diane Dayhoff	Ron DeFeo
Sr. VP — Investor Relations	Director — Corporate Communications
770-384-2666	770-384-3179
diane_dayhoff@homedepot.com	ron_defeo@homedepot.com